CONTACT: Terry Hammett, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5384
FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES FOURTH QUARTER
and FISCAL YEAR 2015 RESULTS

NEW ALBANY, OHIO, MARCH 10, 2016 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company”) (Nasdaq: CVGI) today reported financial results for the fourth quarter and fiscal year ended December 31, 2015.

Consolidated Results

Fourth Quarter 2015 Results

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Fourth quarter 2015 revenues were $184.7 million compared to $211.9 million in the prior-year period, a decrease of 12.8 percent, primarily resulting from a decline in fourth quarter heavy-duty truck production in North America, decreased sales into the global construction and agriculture markets, and foreign currency translation due to the relative strength of the U.S. Dollar. Foreign currency translation negatively impacted fourth quarter revenues by $3.3 million, or 1.5 percent.

•
Operating income in the fourth quarter was $5.3 million compared to operating income of $9.5 million in the prior-year period. The decrease in operating income period-over-period was a result of decreased sales. The fourth quarter 2015 results included restructuring costs of $0.8 million and the fourth quarter of 2014 results included $0.7 million of restructuring costs related to the closure of the Tigard facility.

•
Net loss was $2.3 million in the fourth quarter, or $0.08 per diluted share, compared to net income of $4.2 million, or $0.15 per diluted share, in the prior-year period. Net loss in the fourth quarter reflects an after-tax charge of $0.4 million associated with the redemption of $15 million of the Company’s senior secured notes, and an income tax provision of $1.7 million compared to an income tax benefit of $0.1 million in the prior-year period. The income tax provision in the fourth quarter resulted primarily from pre-tax losses in certain foreign subsidiaries with deferred tax asset valuation allowances; conversely, the income tax benefit in the prior year period resulted primarily from a reduction in deferred tax asset valuation allowances in certain foreign subsidiaries. Diluted shares outstanding were 29.7 million in the fourth quarter compared to 29.1 million for the prior-year period.

Fiscal Year 2015 Results

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Fiscal year 2015 revenues were $825.3 million compared to $839.7 million in the prior year, a decrease of 1.7 percent, resulting from decreased sales into the global construction and agriculture markets and the negative impact of foreign currency translation, offset by an increase in medium- and heavy-duty truck ("MD / HD Truck") production in North America. Foreign currency translation negatively impacted fiscal year 2015 revenues by $18.3 million, or 2.2 percent.

•
Operating income for the full year was $38.0 million compared to operating income of $33.7 million in the prior year, an increase of $4.3 million. The increase in operating income year-over-year resulted from gross profit margin improvement and reduced selling, general & administrative expenses. Results in 2015 included restructuring charges of $2.3 million (inclusive of $1.5 million of Tigard restructuring costs) and 2014 included restructuring charges of $2.1 million related to the closure of the Tigard facility and sale of the Norwalk facility.

•
Net income was $7.1 million for fiscal year 2015, or $0.24 per diluted share, compared to a net income of $7.6 million, or $0.26 per diluted share, in fiscal year 2014. Net income in fiscal year 2015 reflects an income tax provision of $9.8 million compared to an income tax provision of $5.1 million in the prior year. The income tax provision in 2015 was adversely affected by pre-tax losses in certain foreign subsidiaries with deferred tax asset valuation allowances; conversely, the income tax provision in the prior year period benefited from a reduction in deferred tax asset valuation allowances in certain foreign subsidiaries. Diluted shares outstanding were 29.4 million for the fiscal year ending December 31, 2015 compared to 29.1 million for the fiscal year ending December 31, 2014.

In fiscal year 2015, the Company did not have any borrowings under its asset-based revolver and therefore was not subject to any financial maintenance covenants. At December 31, 2015, the Company had liquidity of $129.7 million; $92.2 million of cash and $37.5 million availability from its asset based revolver.

“Our North American heavy-duty truck business was adversely impacted in November and December as the heavy-duty truck OEMs adjusted their production schedules to reflect a decline in orders and to begin to re-balance truck inventory. We expect continuing softness in orders and production into the first half of this year and then an improvement in the second half of the year to production more consistent with replacement levels,” said Pat Miller, Commercial Vehicle Group President & CEO. Miller added, “Late last year, in anticipation of this change in demand, we set in motion restructuring and cost reduction actions to more closely align our business with the changing demand. We believe these actions will result in a structural change in manufacturing cost and enhanced productivity. Our facility restructuring is proceeding as planned, and we have reduced our selling, general and administrative spend entering 2016 - We expect SG&A to come in at approximately $16 to $17 million in the first quarter.”

Tim Trenary, Chief Financial Officer, stated, “We've been very focused on costs given the declining sales environment, and many adjustments have been made. This effort overall, and more specifically our centrally led procurement, and logistics and operational excellence initiatives, contributed to an improvement in operating income of $4 million on lower sales for the year. This is reflected in gross profit margin improvement of sixty basis points to 13.4 percent from 12.8 percent. We are also pleased with our cash build during the year, achieved in part from working capital management. This allowed us to redeem $15 million of our senior secured notes in the fourth quarter of 2015, thereby deleveraging our balance sheet.”

Miller concluded, “With our well-planned strategic restructuring under way, augmented by our focus on reducing our operating expenses, we believe we are positioning the Company to protect margins in the near term and meaningfully enhance profitability in the long term. Furthermore, we believe we will be better positioned to capture long-term growth in our global markets and expect to further strengthen our ability to deliver improved returns during cycle expansions. Additionally, we believe our cash position and liquidity provide ample flexibility for us in 2016 and beyond.”

Segment Results

Global Truck and Bus Segment

Fourth Quarter 2015 Results

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Revenues for the GTB Segment for the fourth quarter of 2015 were $127.1 million compared to $140.1 million for the prior-year period, a decrease of 9.3 percent primarily resulting from a decline in fourth quarter heavy-duty truck production in North America compared to the fourth quarter of 2014.

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Operating income for the fourth quarter was $13.7 million compared to operating income of $16.2 million for the prior-year period. This decrease in operating income period-over-period resulted from the decrease in sales. The fourth quarter 2015 and 2014 results included restructuring charges of $0.3 million and $0.7 million, respectively.

Fiscal Year 2015 Results

•
Revenues for the GTB Segment in fiscal year 2015 were $565.3 million compared to $534.1 million in the prior year, an increase of 5.8 percent primarily resulting from increased MD / HD Truck production in North America.

•
Operating income in fiscal year 2015 was $59.3 million compared to operating income of $51.2 million in the prior year. This increase in operating income year-over-year primarily resulted from the increase in revenue. Results in 2015 included restructuring charges of $1.8 million (inclusive of $1.5 million of Tigard restructuring costs) and 2014 included $2.1 million (consisting of $1.3 million of Tigard restructuring costs and $0.8 million for the loss on the sale of the Norwalk facility), respectively.

Global Construction and Agriculture Segment

Fourth Quarter 2015 Results

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Revenues for the GCA Segment in the fourth quarter of 2015 were $60.4 million compared to $74.8 million in the prior year, a decrease of 19.3 percent primarily reflecting the challenging marketplace in these end markets and foreign currency translation. Foreign currency translation negatively impacted fourth quarter 2015 revenue by $2.8 million, or 3.7 percent.

•
Operating income in the fourth quarter was $0.7 million compared to operating loss of $1.6 million for the prior year period. The swing to operating income on lower sales in the current period from an operating loss in the prior year period resulted from the improvement in gross profit margin. Facility restructuring costs in the fourth quarter of 2015 were $0.5 million.

Fiscal Year 2015 Results

•
Revenues for the GCA Segment in fiscal year 2015 were $271.6 million compared to $317.2 million in the prior year, a decrease of 14.4 percent primarily reflecting the challenging marketplace in these end markets and foreign currency translation. Foreign currency translation negatively impacted fiscal year 2015 revenue by $15.8 million, or 5.0 percent.

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Operating income in fiscal year 2015 was $8.0 million compared to operating income of $7.5 million in the prior year. This increase in operating income on lower sales resulted primarily from the improvement in gross profit margin. Fiscal year 2015 results included restructuring costs totaling $0.5 million.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures is included as Appendix A to this release.

2016 End Market Outlook

The 2015 North American Class 8 truck production was 323,000 units compared to 297,000 units in 2014. Class 5-7 truck production for 2015 was 235,000 units compared to 226,000 units in 2014. Management estimates that 2016 North American Class 8 truck production will be in the range of 230,000 – 250,000 units, North American Class 5-7 will be relatively stable, and that there is a bias toward continuing softness in global construction and agriculture markets in 2016.

CONFERENCE CALL

A conference call to discuss the contents of this press release is scheduled for Friday, March 11, 2016, at 10:00 a.m. ET. To participate, dial (866) 300-8704 using conference code 39596128.

This call is being webcast by Nasdaq and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (855) 859-2056 using access code 39596128.

About Commercial Vehicle Group, Inc.
Commercial Vehicle Group, Inc. is a Delaware (USA) corporation. We were formed as a privately-held company in August 2000. We became a publicly held company in 2004. The Company (and its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the medium- and heavy-duty truck market, the medium-and heavy-construction vehicle markets, the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational (ATV/UTV) markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, Class 8 North America build rates, performance of the global construction equipment business, expected cost savings, enhanced shareholder value and other economic benefits of the consulting services, the Company’s initiatives to address customer needs, organic growth, the Company’s economic growth plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company's ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck, construction, aftermarket, military, bus, agriculture and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company's customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility; (x) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives; (xi) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xii) volatility and cyclicality in the commercial vehicle market adversely affecting us; and (xiii) various other risks as outlined under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ending December 31, 2015. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	December 31, 2015	December 31, 2014
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$92,194	$70,091
Accounts receivable, net of allowances of $4,539 and $2,808, respectively	130,240	139,912
Inventories	75,658	83,776
Other current assets	10,185	6,351
Total current assets	308,277	300,130
Property, plant and equipment, net of accumulated depreciation of $134,598 and $123,831, respectively	70,961	73,462
GOODWILL	7,834	8,056
INTANGIBLE ASSETS, net of accumulated amortization of $6,858 and $5,613, respectively	16,946	18,589
DEFERRED INCOME TAXES, NET	25,253	33,290
OTHER ASSETS	7,408	9,400
TOTAL ASSETS	$436,679	$442,927
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$66,657	$70,826
Accrued liabilities and other	48,196	36,686
Total current liabilities	114,853	107,512
LONG-TERM DEBT	235,000	250,000
PENSION AND OTHER POST-RETIREMENT BENEFITS	17,233	23,356
OTHER LONG-TERM LIABILITIES	3,663	3,223
Total liabilities	370,749	384,091
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value (60,000,000 shares authorized; 29,448,779 and 29,148,504 shares issued and outstanding, respectively) Preferred stock, $.01 par value (5,000,000 shares authorized; no shares issued and outstanding)	294	296
Treasury stock, at cost: 879,404 and 779,484 shares, respectively	(7,039)	(6,622)
Additional paid-in capital	234,760	231,907
Retained deficit	(122,431)	(129,492)
Accumulated other comprehensive loss	(39,654)	(37,288)
Total CVG stockholders’ equity	65,930	58,801
Non-controlling interest	—	35
Total stockholders’ equity	65,930	58,836
TOTAL LIABILITIES AND EQUITY	$436,679	$442,927

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$184,692	$211,874	$825,341	$839,743
Cost of Revenues	160,341	185,101	714,519	732,055
Gross Profit	24,351	26,773	110,822	107,688
Selling, General and Administrative Expenses	18,731	16,926	71,469	72,480
Amortization Expense	327	353	1,327	1,515
Operating Income	5,293	9,494	38,026	33,693
Interest and Other Expense	5,902	5,393	21,207	20,931
Income (Loss) Before Provision (Benefit) for Income Taxes	(609)	4,101	16,819	12,762
Provision (Benefit) for Income Taxes	1,683	(136)	9,758	5,131
Net Income (Loss)	(2,292)	4,237	7,061	7,631
Less: Non-controlling interest in subsidiary's income	—	1	1	1
Net Income (Loss) Attributable to CVG Stockholders	$(2,292)	$4,236	$7,060	$7,630

Earnings (Loss) per Common Share:
Basic	$(0.08)	$0.15	$0.24	$0.26
Diluted	$(0.08)	$0.15	$0.24	$0.26

Weighted Average Shares Outstanding:
Basic	29,387	29,089	29,209	28,926
Diluted	29,666	29,145	29,399	29,117

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION (Unaudited)
(Amounts in thousands)

	For the three months ended December 31, 2015
	Global Truck & Bus		Global Construction & Agriculture		Corporate / Other		Total
	2015	2014	2015	2014	2015	2014	2015	2014
External Revenues	$126,969	$140,093	$57,723	$71,780	$—	$—	$184,692	$211,873
Intersegment Revenues	161	50	2,649	2,997	(2,810)	(3,047)	—	—
Total Revenues	$127,130	$140,143	$60,372	$74,777	$(2,810)	$(3,047)	$184,692	$211,873
Gross Profit	$17,691	$23,683	$6,398	$3,968	$262	$(878)	$24,351	$26,773
Selling, General & Administrative Expenses	$3,735	$7,194	$5,618	$5,568	$9,378	$4,164	$18,731	$16,926
Operating Income	$13,663	$16,173	$746	$(1,637)	$(9,116)	$(5,042)	$5,293	$9,494

	For the twelve months ended December 31, 2015
	Global Truck & Bus		Global Construction & Agriculture		Corporate / Other		Total
	2015	2014	2015	2014	2015	2014	2015	2014
External Revenues	$564,651	$533,752	$260,690	$305,991	$—	$—	$825,341	$839,743
Intersegment Revenues	618	366	10,937	11,210	(11,555)	(11,576)	—	—
Total Revenues	$565,269	$534,118	$271,627	$317,201	$(11,555)	$(11,576)	$825,341	$839,743
Gross Profit	$85,702	$81,430	$28,627	$29,583	$(3,507)	$(3,325)	$110,822	$107,688
Selling, General & Administrative Expenses	$25,263	$28,890	$20,442	$21,903	$25,764	$21,687	$71,469	$72,480
Operating Income	$59,252	$51,171	$8,044	$7,533	$(29,270)	$(25,011)	$38,026	$33,693

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended December 31, 2015				Three Months Ended December 31, 2014
	Operating Income	Net Income [3]	Basic EPS	Diluted EPS	Operating Income	Net Income [3]	Basic EPS	Diluted EPS
As Reported (GAAP)	$5,293	$(2,292)	$(0.08)	$(0.08)	$9,494	$4,237	$0.15	$0.15
Special Items:
Bond Redemption [1]	—	422	0.01	0.01		—	—	—
Plant Closures[2]	846	465	0.02	0.02	716	394	0.01	0.01
Total Special Items	846	887	0.03	0.03	716	394	0.01	0.01
Adjusted (Non-GAAP)	$6,139	$(1,405)	$(0.05)	$(0.05)	$10,210	$4,631	$0.16	$0.16

[1] Costs associated with the redemption of $15 million of the Company's Senior Secured Notes, including an early payment premium and write off of associated deferred financing costs.
[2] Costs associated with plant closures, including employee severance and retention costs, lease cancellation costs, building repairs and costs to transfer equipment.
[3] Adjusted Net Income is calculated by applying an assumed 45 percent tax rate to the special items.

	Twelve Months Ended December 31, 2015				Twelve Months Ended December 31, 2014
	Operating Income	Net Income [4]	Basic EPS	Diluted EPS	Operating Income	Net Income [4]	Basic EPS	Diluted EPS
As Reported (GAAP)	$38,026	$7,061	$0.24	$0.24	$33,693	$7,631	$0.26	$0.26
Special Items:
Bond Redemption [1]	—	422	0.01	0.01	—	—	—	—
Plant Closures [2]	2,332	1,283	0.04	0.04	1,321	727	0.03	0.03
Loss on Sale of Building [3]	—	—	—	—	769	423	0.01	0.01
Total Special Items	2,332	1,705	0.05	0.05	2,090	1,150	0.04	0.04
Adjusted (Non-GAAP)	$40,358	$8,766	$0.29	$0.29	$35,783	$8,780	$0.30	$0.30

[1] Costs associated with the redemption of $15 million of the Company's Senior Secured Notes, including an early payment premium and write off of associated deferred financing costs.
[2] Costs associated with plant closures, including employee severance and retention costs, lease cancellation costs, building repairs and costs to transfer equipment.
[3] Loss on sale of Norwalk, Ohio manufacturing facility.
[4] Adjusted Net Income is calculated by applying an assumed 45 percent tax rate to the special items.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items and charges that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and comparable reporting periods. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.